Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Amendment No. 1 to the Registration Statement of United Capital Consultants, Inc., on Form S-1/A to be filed on January 4, 2019, in connection with our review of the interim financial statements, on the balance sheet of United Capital Consultants, Inc., as of September 30, 2018 and the related statements of operations, stockholders’ equity and cash flows for the period then ended September 30, 2018, which appear in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah 84025

January 4, 2019